Exhibit 99.3

GAIN Capital’s Board of Directors Responds to FXCM Proposal

Bedminster, New Jersey (April 25, 2013) — The Board of Directors of GAIN Capital Holdings, Inc. (NYSE: GCAP), a global provider of online trading services, today announced that it has rejected an unsolicited written proposal from FXCM Inc. to acquire GAIN for 0.3996 shares of FXCM Class A common stock for each share of GAIN common stock.

The GAIN Board of Directors, with the assistance of its financial and legal advisers, has completed a thorough evaluation of the proposal, as well as a range of options to build shareholder value. Based on its evaluation, the Board has determined that pursuing the transaction proposed by FXCM would significantly undervalue the Company and its prospects and would not be in the best interests of the Company’s shareholders at this time. The Board therefore unanimously rejected the proposal and reaffirmed its commitment to GAIN’s strategic plan.

Conference Call

GAIN Capital will host a conference call to discuss this announcement Thursday, April 25, 2013, at 8:00 am ET. Participants may access the live call by dialing +1.877.317.6789 (U.S. domestic), or +1.412.858.4600 (international).

A live audio webcast of the call and presentation discussing this announcement will be available at http://services.choruscall.eu/links/mbs130424.html.

An audio replay will be made available for one month starting approximately two hours after the call by dialing +1.877.344.7529 in the U.S. or +1.412.317.0088 from abroad, and entering passcode 10028256#.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors.

Through our retail brand, FOREX.com, we provide retail traders around the world with access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices. GAIN Capital also operates GTX, a fully independent FX ECN for hedge funds and institutions; Open eCry (OEC), an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC) a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore; Beijing; and Seoul.

For further company information, visit www.gaincapital.com

Media Contact

Chris Mittendorf, Edelman for GAIN Capital

+1 212.704.8134

pr@gaincapital.com

Investor Relations Contact

Hugh Collins and Lynn Morgen

MBS Value Partners

+1 212.750.5800

gain@mbsvalue.com